EXHIBIT 99.(a)

Florida Progress Corporation
Investor News

Analyst Contact:
Mark A. Myers, Manager, Investor Relations (813) 866-4245


Florida Power Corporation's Crystal River Nuclear Plant Update

ST. PETERSBURG, Florida, December 5, 1996 -- Florida Power Corporation's Senior Vice President of Nuclear Operations Percy "Pat" M. Beard, Jr., announced that he will retire, effective April 1, 1997. A replacement for Beard has not been named, but the recruitment process is underway and a new individual from outside the company is expected to be in place by early 1997. Beard has been with Florida Power since November 1989. He will remain with the company during the transition and will stay in his current position until a replacement is on site.

Earlier this year, company president Joseph H. Richardson and Pat Beard mutually agreed that seeking new leadership at the nuclear plant was the best decision for the company. Florida Power remains committed to making the necessary changes to achieve safety and operational excellence at its nuclear plant.


                            NRC RELEASES SALP REPORT

On December 2, the Nuclear Regulatory Commission staff reviewed the results of the Systematic Assessment of Licensee Performance (SALP) report for the Crystal River Nuclear plant with management. Shown below are the SALP scores for the current and previous periods:

                    September 17, 1995         February 20, 1994 to
                    to October 5, 1996         September 16, 1995

Plant Operations             3                            2
Maintenance                  2                            2
Engineering Support          3                            2
Plant Support                2                            1

The report concluded that performance in the functional areas of operations and engineering declined from "good" to "acceptable" while performance in the functional area of plant support declined from "superior" to "good." Performance in the functional area of maintenance remained at the "good" level.




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Florida Power expected a less favorable SALP report in light of the issues identified during the past year. However, the company was disappointed with the score in plant operations in view of the corrective action efforts in this area and the most recent progress that has been made. However, there were no additional areas of concern in the report that have not been previously discussed during the last few months. Florida Power has already taken numerous corrective action steps to address many of the areas of concern and continues to regularly update the NRC staff on the company's progress in completing the nuclear plant's corrective action plan.


                       STATUS ON NRC RESTART PANEL PROCESS

In October, Florida Power completed repairs to its nuclear plant resulting from an oil pressure problem with its new turbine. Florida Power decided to voluntarily keep the plant down to address several design basis issues and has completed its review of the items necessary to restart the nuclear plant. On November 1, the NRC staff established a special panel to provide oversight to Florida Power in restarting its nuclear plant. The panel is chaired by Johns Jaudon, Deputy Director of Region II Division of Reactor Safety.

On December 3, the NRC panel conducted a meeting for its members at the Crystal River energy complex in the morning and then met with Florida Power's restart team in the afternoon. The purpose of the NRC morning meeting was to independently identify restart items for the nuclear plant. During the afternoon meeting, Florida Power reviewed its restart criteria and checklist with the NRC panel. The meeting was constructive and Florida Power's restart team answered questions from the NRC panel members about the company's restart action plan. At the end of the meeting, Johns Jaudon said that while the restart panel has not completed its review, there currently were not any major items on the NRC restart that Florida Power had not already identified.


                         UPCOMING MILESTONES FOR RESTART

Florida Power expects to receive a revised checklist from the NRC restart panel next week. The NRC panel indicated that they had eliminated about 40% of the items from their original checklist as restart items and there are other items on the checklist that will not be considered restart items. Florida Power's nuclear restart team plans to compare the company's restart list to the NRC checklist late next week. Once the restart plan can be determined, Florida Power will be able to complete its manpower resource assessment and determine the impact, if any, to the scheduled restart date of February 28. Florida Power expects to complete its initial manpower assessment before the end of December.

The next scheduled meeting between the NRC panel and Florida Power's restart team is January 10 at the Crystal River Energy Complex.

Florida Progress (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $5.8 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with about 1.3 million customers. Diversified operations include coal mining, marine operations, rail services and life insurance.